EXHIBIT 3.1.8

THORNBURG MORTGAGE, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES D ADJUSTING RATE CUMULATIVE REDEEMABLE PREFERRED STOCK

Thornburg Mortgage, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), having its principal office at 150 Washington Avenue, Santa Fe, New Mexico 87501, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the board of directors of the Corporation (the “Board of Directors”) by Article FIFTH (A) of the Articles of Amendment to the Articles of Incorporation of the Corporation filed with the Department on April 29, 2002 and Sections 2-105 and 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and the Corporation’s pricing committee (the “Pricing Committee”) thereof, by resolutions duly adopted on October 16, 2006 and November 15, 2006, respectively, reclassified and designated 5,000,000 shares of the authorized but unissued common stock of the Corporation, par value $0.01 per share (“Common Stock”), as Series D Adjusting Rate Cumulative Redeemable Preferred Stock and have provided for the issuance of such series. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Corporation’s Articles of Incorporation (the “Articles”).

SECOND: The reclassification increases the number of shares of the Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), from no shares immediately prior to the reclassification to 5,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 492,748,000 shares immediately prior to the reclassification to 487,748,000 shares immediately after the reclassification. The Corporation has previously established a class of 7,230,000 authorized shares of 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) under Articles Supplementary filed with the Department on March 18, 2005 and Articles Supplementary filed with the Department on May 27, 2005 and a class of 22,000 authorized shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) under Articles Supplementary filed with the Department on March 2, 2001. The Corporation’s previously outstanding class of Series A 9.68% Cumulative Convertible Preferred Stock was redeemed in its entirety by conversion into Common Stock on August 18, 2003 by the Board of Directors under authority contained in the Articles, and is no longer outstanding.

THIRD: The terms of the Series D Preferred Stock, as set by the Board of Directors and the Pricing Committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption, are as follows:

(1) Designation and Number

A series of preferred stock of the Corporation, designated the Series D Preferred Stock, is hereby established. The number of shares of Series D Preferred Stock shall be 5,000,000.

(2) Rank

With respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series D Preferred Stock will rank:

(a) prior or senior to all classes or series of the Common Stock, to the Series B Preferred Stock, and to any other class or series of the Corporation’s equity securities, if the holders of Series D Preferred Stock are entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (collectively, “Junior Stock”);

(b) on parity with the Series C Preferred Stock and with any other class or series of the Corporation’s equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series D Preferred Stock are entitled to receive, proportionate to their respective amounts of accrued and unpaid dividends per share or liquidation preference, dividends and amounts that are distributable upon liquidation, dissolution or winding up of the Corporation, without preference or priority of one over the other (collectively, “Parity Stock”);

(c) junior to any class or series of the Corporation’s equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to receive dividends and amounts that are distributable upon liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series D Preferred Stock (collectively, “Senior Stock”); and

(d) junior to all of the Corporation’s existing and future indebtedness, including, prior to the conversion of such debt, any debt that is convertible into the Corporation’s equity securities.

(3) Dividends

(a) Fixed Rate Period

Holders of Series D Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for payment, cash dividends at the annual rate of 7.875% of the $25.00 liquidation preference per share until January 15, 2012. Such dividends shall accrue on a daily basis on a 360-day year consisting of twelve 30-day months. Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year.

(b) Floating Rate Period

Beginning January 15, 2012, holders of Series D Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for payment, cash dividends at the Three Month LIBOR Rate plus 268 basis points (2.68%), which will reset quarterly, calculated as of the LIBOR Interest Determination Date, but which may not reset at an annual rate lower than 7.625%. Such dividends shall accrue on a daily basis on a 360-day year, calculated by the actual number of days elapsed over the quarterly dividend period, except for quarters for which the cash dividend resets to an annual rate of 7.625%, in which case, such dividends will accrue on a daily basis on a 360-day year, consisting of twelve 30-day months (including the first day of the dividend period, and excluding the last day). Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of the actual number of days of dividends accrued and a 360-day year, except for quarters for which the cash dividend resets to an annual rate of 7.625%, in which case, such dividends will accrue on a daily basis on a 360-day year, consisting of twelve 30-day months.

(c) Further Adjustments

During any period of time that both (i) the Series D Preferred Stock is not listed on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange (the “AMEX”), or quoted on the NASDAQ Stock Market, Inc. (the “NASDAQ”), and (ii) the Corporation is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shares of the Series D Preferred Stock are outstanding, the cumulative cash dividend payable during such period on the Series D Preferred Stock will increase by an annual rate of 1%.

(d) General

(i) Dividends shall be cumulative from (and including) the first date on which any shares of Series D Preferred Stock are issued, whether or not in any dividend period or periods (i) such dividends shall be declared; (ii) there shall be funds legally available for the payment of such dividends; or (iii) any agreement exists that prohibits the Corporation’s payment of such dividends. Such dividends shall be payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (the “LIBOR Rate Reset Date”). The first dividend payment date in respect of the Series D Preferred Stock will be January 15, 2007 and will be for less than a full quarter. Dividends will be payable in arrears to holders of record as they appear on the Corporation’s records at the close of business on the first day of each of January, April, July and October, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series D Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series D Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

(ii) When dividends are not paid in full upon the Series D Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series D Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series D Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series D Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series D Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(iii) No dividend on the Series D Preferred Stock shall be authorized or declared by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(iv) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of any class or series of stock of the Corporation, the portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Stock shall be equal to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series D Preferred Stock for the year bears to the aggregate amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Corporation for such year.

(v) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under MGCL Section 2-311, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series D Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

(vi) The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1) On the second business day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market preceding each LIBOR Rate Reset Date (the “LIBOR Interest Determination Date”), the Corporation’s calculation agent will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2) If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the calculation agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the calculation agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

(4) Liquidation Preference

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series D Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment.

(b) If upon any liquidation, dissolution or winding up of the Corporation, its available assets, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series D Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock and any Parity Stock shall not be entitled to share therein.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(f) The consolidation or merger of the Corporation with or into one or more entities, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets, property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) Redemption by Holders

Shares of Series D Preferred Stock are not redeemable at any time at the option of the holders thereof.

(6) Redemption at the Option of the Corporation

(a) Special Optional Redemption

If at any time both (i) the Series D Preferred Stock ceases to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but shares of the Series D Preferred Stock are outstanding, the Corporation will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series D Preferred Stock ceases to be listed and the Corporation ceases to be subject to such reporting requirements, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends to and including the date fixed for redemption.

(b) Redemption Right

(i) Shares of the Series D Preferred Stock shall not be subject to any sinking fund or mandatory redemption. Except as otherwise set forth herein, shares of the Series D Preferred Stock are not redeemable prior to November 21, 2011. To ensure that the Corporation remains a qualified REIT for federal income tax purposes, however, the Series D Preferred Stock shall be subject to the provisions of Article

TENTH of the Articles pursuant to which Excess Shares of Series D Preferred Stock owned by a shareholder shall be redeemed by the Corporation.

(ii) On and after November 21, 2011, the Corporation, at its option, upon giving notice as provided below, may redeem the Series D Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accumulated, accrued and unpaid dividends to and including the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

(c) Limitations on Redemption

(i) If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(b) above, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed will be selected by the Board of Directors pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board of Directors. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series D Preferred Stock would beneficially or constructively own Excess Shares because such holder’s shares of Series D Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Articles, the Corporation will redeem the requisite number of shares of Series D Preferred Stock from such holder as to prevent the holder from owning Excess Shares subsequent to such redemption.

(ii) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series D Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series D Preferred Stock or any other class or series of

Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii) The foregoing provisions of subsections 6(c)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Articles or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(d) Procedures for Redemption

(i) Notice of redemption of the Series D Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series D Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board of Directors and as set forth in the notice of redemption.

(ii) On or after the Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series D Preferred Stock to the Corporation at the place designated in the notice of redemption, if required to do so, and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series D Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series D Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) If notice of redemption has been mailed in accordance with Section 6(d)(i) above and if the funds necessary for such redemption have been paid or set aside by the Corporation in trust for the benefit of the holders of the Series D Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series D Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series D Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series D Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares, if required to do so, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series D Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(e) Status of Redeemed, Purchased or Reacquired Shares

Any shares of Series D Preferred Stock that shall at any time have been redeemed, purchased or reacquired by the Corporation in any manner shall, after such redemption, purchase or acquisition, have the status of authorized but unissued Common Stock.

(7) Voting Rights

(a) Holders of the Series D Preferred Stock shall not have any voting rights, except as provided by law and as set forth below.

(b)(i) If and whenever dividends on any shares of Series D Preferred Stock shall remain unpaid for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two members (if not already increased by two members by reason of the election of directors by the holders of any other class or series of stock upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of such Series D Preferred Stock (voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) will be entitled to vote for the election of two additional directors of the Corporation (the “Preferred Stock Directors”), who will be elected by a plurality of the votes cast in such election for a one-year term and until their successors are duly elected and shall qualify (or until such director’s right to hold such office terminates as provided herein, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal), at a special meeting called by or at the request of the holders of at least 20% of the outstanding Series D Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock with respect to which dividends are so unpaid (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Corporation less than 120 days before the date fixed for the next annual or special meeting of shareholders, at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment in full.

(ii) At any time when the voting rights described in Section 7(b)(i) above shall have vested, and in the event that a request for a special meeting shall have first been made in a manner contemplated by Section 7(b)(i) above, a proper officer of the Corporation shall thereupon and with reasonable promptness, call or cause to be called, a special meeting of the holders of Series D Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not more than 90 days after delivery of such request. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third business day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series, will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series D Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Stock that would have been entitled to vote at such special meeting. Any such special meeting shall be combined and held contemporaneously with the next special or annual meeting of the shareholders of the Corporation in accordance with the conditions set forth in Section 7(b)(i) above.

(c) If and when all dividends accumulated on the Series D Preferred Stock in respect of all past dividend periods shall have been paid in full or declared by the Corporation and set aside for payment in full, the holders of Series D Preferred Stock shall be divested of the voting rights set forth in Section 7(b) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all dividends accumulated in respect of all past dividend periods have been paid in full or declared by the Corporation and set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director elected by the holders of Series D Preferred Stock and any other such Parity Preferred Stock may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series D Preferred Stock when they only have the voting rights set forth, or like those set forth, in Section 7(b) above and by the majority vote of the outstanding Series D Preferred Stock and all other classes or series of Parity Preferred Stock (voting as a single class) when the Series D Preferred Stock and such Parity Preferred Stock is entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director so elected may be filled by written consent of the Preferred Stock Director so elected remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series D Preferred Stock when they only have the voting rights set forth, or like those set forth, in Section 7(b) and by the majority vote of the outstanding Series D Preferred Stock and other classes or series of Parity Preferred Stock (voting as a single class) when the Series D Preferred Stock and such Parity Preferred Stock is entitled to vote thereon.

(d) So long as any Series D Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series D Preferred Stock voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of, or add any provision to, the Articles (including these Articles Supplementary), whether by merger or consolidation or otherwise (each, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series D Preferred Stock (or shares issued by a surviving entity in substitution for the Series D Preferred Stock) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series D Preferred Stock; and provided further that (x) any increase in the amount of the authorized Series D Preferred Stock or any issuance of Series D Preferred Stock or (y) the authorization, creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized shares of any other class or series of preferred stock in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8) Information Rights

During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of the Series D Preferred Stock are outstanding, the Corporation will (i) transmit by mail to all holders of the Series D Preferred Stock, as their names and addresses appear in the Corporation’s record books, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject to those sections (other than any exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of the Series D Preferred Stock. The Corporation will mail the reports to the holders of the Series D Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

(9) Restrictions on Ownership and Transfer to Preserve Tax Benefit

(a) The Series D Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Articles, including but not limited to the terms and conditions (including exceptions and exemptions) of Article TENTH of the Articles; provided, however, that the terms and conditions (including exceptions and exemptions) of Article TENTH of the Articles shall also be applied to the Series D Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Articles to the Series D Preferred Stock.

(b) Each certificate for Series D Preferred Stock shall bear substantially the following legend in addition to any legends required to comply with federal and state laws:

“The Corporation will furnish to any shareholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(10) Settlement of NYSE Transactions

Nothing in this section of the Articles Supplementary shall preclude the settlement of transactions entered into through the facilities of the NYSE or another securities exchange or an automated inter-dealer quotation system. The shares of Series D Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this section of the Articles Supplementary after such settlement.

(11) No Conversion

The shares of Series D Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

(12) No Maturity or Sinking Fund

The Series D Preferred Stock has no maturity date, and no sinking fund has been established (and none shall be established) for the retirement or redemption of the Series D Preferred Stock.

(13) No Preemptive Rights

No holder of Series D Preferred Stock of the Corporation shall, as such holder, be entitled to any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

FOURTH: The Series D Preferred Stock has been classified and designated by the Board under the authority contained in the Articles.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Operating Officer and attested to by its Corporate Secretary on this 17th day of November, 2006.

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone
Larry A. Goldstone
President and Chief Operating Officer

[SEAL]

ATTEST:

/s/ Stephen E. Newton
Stephen E. Newton
Corporate Secretary

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